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Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

August 3, 2012

Hilltop Holdings Inc.
200 Crescent Court
Suite 1330
Dallas, Texas 75201

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Hilltop Holdings Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"), relating to up to 27,860,116 shares of common stock, par value $0.01 per share (the "Common Stock") to be issued by the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of May 8, 2012, by and among PlainsCapital Corporation, Hilltop Holdings Inc. and Meadow Corporation (the "Merger Agreement").

        In rendering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than laws of the State of New York and the General Corporation Law of the State of Delaware (including all statutory provisions, any applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting these laws) as in effect on the date hereof.

        Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Stock is or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Common Stock has been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

        The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading "Legal Matters" in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz

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  Exhibit 5.1